Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (No. 333-45788, 33-55487, 333-49557, 333-83509, 333-87637) on Form S-8 of Tellabs, Inc. of our report dated January 23, 1998, with respect to the consolidated balance sheet of Coherent Communications Systems Corporation as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997 (which financial statements are not separately presented), which report appears in the Form 8-K of Tellabs, Inc. dated November 10, 1999.

/s KPMG LLP
McLean, Virginia
November 8, 1999